SENIOR OFFICERS' BONUS POOL PLAN

     The performance goals contained in the Senior Officers' Bonus Pool Plan (the "SOBP") as adopted by the Compensation Committee of the Board of Directors of The Home Depot, Inc. (the "Company"), a committee of outside directors (the "Committee") will govern the award of annual bonuses to Mr. Bernard Marcus, Chief Executive Officer of the Company (the "CEO") and Mr. Arthur
M. Blank, Chief Operating Officer of the Company (the "COO"), who are the designated eligible participants.

     Moreover, pursuant to the applicable provisions of the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), the U.S. Department of the Treasury could limit the Company's federal tax deduction for compensation paid to its senior officers to $1 million each, unless compensation in excess of this amount is based on the achievement of performance goals and eligibility requirements. The SOBP qualifies as performance-based compensation and all sums paid thereunder should be deductible by the Company. In 1993, the SOBP allowed the CEO and the COO collectively to earn a bonus based on 1.25% of the Company's earnings up to $54 million and 2.0% of earnings above $54 million (before being adjusted for the bonus pool and income taxes) up to a maximum amount of $4 million. In order to comply with a "safe harbor" under proposed regulations adopted under OBRA, the Committee has revised the SOBP to allow the CEO and the COO collectively to earn a bonus equal to 10% of the Company's earnings in excess of a threshold amount as established by the Committee (the "Earnings Threshold"), subject to an annual maximum established by the Committee. The Earnings Threshold for fiscal 1994 is equal to $457,401,000, which is approximately equal to the Company's net earnings for fiscal 1993. Monies payable from the SOBP are to be shared by the CEO and COO at the ratio of 54% and 46% respectively, on the first $2 million and 50% each on the balance of the next $2 million. For 1994, the maximum amount awardable under the SOBP is $4 million; however, the actual benefits to be paid under the SOBP are not presently determinable.

     Prior to awarding any cash bonuses for the 1994 fiscal year and all subsequent years covered by the SOBP, the Committee will evaluate the performance of the Company to certify that the performance goals have been met.